Exhibit 12



                                   May 1, 2000


NutraMax Products, Inc.
51 Blackburn Drive
Gloucester, MA  01930
Attention:  Mr. Richard G. Glass

Ladies and Gentlemen:

     NutraMax Products, Inc., a Delaware corporation (the "Parent"), has informed Cape Ann Investors LLC, Peritus Capital Partners LLC, and Mr. Bernard
J. Korman (each an "Investor" and, collectively, the "Investors") that the Parent and its subsidiaries (collectively, the "Borrowers") are considering filing voluntary petitions under chapter 11 of the United States Bankruptcy Code, 11 U.S.C. ss.ss.101-1330 (the "Bankruptcy Code"), in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). In that connection, the Investors are pleased to advise the Borrowers of their commitment (the "Commitment"), substantially upon the terms and subject to the conditions set forth or referred to in this commitment letter and in the Summary of Terms and Conditions attached as Exhibit A (the "Term Sheet"), to provide the Borrowers with a $18,000,000 junior secured superpriority debtor-in-possession credit facility under sections 364(c) (1), (2) and (3) and section 364(d)(1) of the Bankruptcy Code (the "Junior Subsequent DIP Agreement").

     The Commitment is subject to the negotiation, execution and delivery of satisfactory definitive loan documentation with respect to the Junior Subsequent DIP Agreement, including, without limitation, a subordination and inter-creditor agreement among the Investors, the lenders providing the Senior Subsequent DIP Agreement (as defined in the Term Sheet), the lenders providing the Interim DIP Agreement (as defined in the Term Sheet) and the Borrowers. The Commitment also is subject to the terms and conditions set forth in the Term Sheet.

     The Commitment is also subject to the Investors' satisfaction with, and the approval by the Bankruptcy Court of, all aspects of the Junior Subsequent DIP Agreement and the transactions contemplated by that certain letter agreement (including the term sheet attached thereto) by and among the Borrowers, the Existing Lenders (as defined in the Term Sheet), and the Investors (the "Letter Agreement").

     In addition, if any present or proposed law or regulation affecting the Investors' entering into the financing transaction contemplated by this commitment letter imposes or may impose any material liability, loss, expense or damage, as reasonably determined in consultation with counsel, that is not contemplated by this commitment letter, the Commitment may be terminated by the Investor. The terms and conditions of the Commitment are not limited to the terms and conditions set forth in this commitment letter and in the Term Sheet. Those matters that are not covered by or made clear under the provisions of this commitment letter or the Term Sheet are subject to the approval and agreement of the Investor and the Borrowers.

     By its signature below, the Borrowers further agree (i) that all reasonable out-of-pocket legal, due diligence and closing expenses, including, without limitation, travel expenses, attorneys' fees and disbursements, asset evaluation expenses (including, without limitation, the fees and expenses of consultants and auditors advising the Investor) and other charges and disbursements and any other out-of-pocket costs and expenses incurred by the Investor in connection with this commitment letter and the transactions contemplated hereby, will be paid by the Borrowers whether or not such transactions are consummated and (ii) to indemnify and hold harmless the Investor and its officers, directors, employees, affiliates, agents and controlling persons from and against any and all losses, claims, damages and liabilities to which any such person may become subject arising out of, or in connection with, this commitment letter, the transactions contemplated hereby or any claim, litigation, investigation or proceeding relating to any of the foregoing, including reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing, whether or not the transactions contemplated hereby are consummated; provided that the foregoing indemnity set forth in clause (ii) above will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent that they arise from the bad faith, willful misconduct or gross negligence of such indemnified person. No such indemnified person shall be liable for any damages arising from the use by others of materials obtained through electronic, telecommunications or other information transmission systems or for any special, indirect, consequential or punitive damages in connection with this commitment letter or the transactions contemplated hereby.

     As consideration for the Commitment and the agreements of the Investors under this commitment letter, the Parent agrees that it will pay to the Investors the fees set forth in the Term Sheet. Once paid, such fees shall not be refundable under any circumstances. All such fees, and the fees and expenses described in the preceding paragraph shall be paid as provided in the Term Sheet.

     This commitment letter is not assignable by the Borrowers and may not be amended or any provision waived or modified except by an instrument in writing signed by the Borrowers and the Investors. This commitment letter is not intended to benefit or confer any rights upon, and may not be relied upon by, any person or entity other than, after timely acceptance of this commitment letter in accordance with the terms of this commitment letter, the Borrowers and the Investors. No other person is an intended beneficiary of this commitment letter.

     This commitment letter shall be governed by, and construed in accordance with, the internal laws of the State of Illinois without regard to the conflicts provisions thereof. The Borrowers and the Investors irrevocably agree to waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of this commitment letter or the performance of services hereunder.

     If the foregoing correctly sets forth the agreement between the Borrowers and the Investors, please indicate the Borrowers' acceptance of the terms hereof by signing in the appropriate spaces below and returning to the Investors the enclosed duplicate original of this commitment letter not later than 5:00 p.m., Chicago Time, on May 1, 2000. The Commitment shall expire at such time unless the Investors have theretofore received such executed original. The Commitment will automatically terminate unless definitive documentation for the Junior Subsequent DIP Agreement is executed on or before the 60th day after the Petition Date (as defined in the Term Sheet).

     This commitment letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.


                                         Very truly yours,



                                         Cape Ann Investors LLC



                                         By:__________________________
                                             Title:



                                         Peritus Capital Partners LLC



                                         By:__________________________
                                             Title:



                                         Mr. Bernard J. Korman



                                         By:__________________________
                                             Title:

Agreed to and accepted as of
the 1st day of May, 2000:

NUTRAMAX PRODUCTS, INC.


By:_________________________
   Title:



ADHESIVE COATINGS, INC.


By:_________________________
   Title:



ELMWOOD PARK REALTY, INC.


By:_________________________
   Title:



CERTIFIED CORP.


By:_________________________
   Title:



POWERS PHARMACEUTICAL CORPORATION


By:_________________________
   Title:

FAIRTON REALTY HOLDINGS, INC.


By:_________________________
   Title:



FIRST AID PRODUCTS, INC.


By:_________________________
   Title:



NUTRAMAX HOLDINGS, INC.


By:_________________________
   Title:



NUTRAMAX HOLDINGS II, INC.


By:_________________________
   Title:



F.A. PRODUCTS, L.P.

By:   FIRST AID PRODUCTS, INC.,
      its general partner


      By:_________________________
          Title:

FLORENCE REALTY, INC.


      By:_________________________
          Title:



NUTRAMAX ACQUISITION CORPORATION


By:_________________________
     Title:



NUTRAMAX OPHTHALMICS INC.


By:_________________________
     Title:



ORAL CARE, INC.


By:_________________________
     Title:

                                    EXHIBIT A

                         SUMMARY OF TERMS AND CONDITIONS

The terms and conditions contained in this Summary of Terms and Conditions (this "Term Sheet") are in addition to those set forth in the accompanying commitment letter (the "Commitment Letter") from Cape Ann Investors LLC, Peritus Capital Partners LLC and Mr. Bernard J. Korman (each an "Investor" and, collectively, the "Investors") to NutraMax Products, Inc. Capitalized terms used in this Term Sheet and not otherwise defined have the meaning set forth for such terms in the Commitment Letter.

Borrowers
---------

               NutraMax Products, Inc., a Delaware corporation (the "Parent"), and each of the Parent's subsidiaries (collectively, the "Borrowers" and each, a "Borrower"), jointly and severally, each as debtors and debtors-in-possession in cases (collectively, the "Cases" and each, a "Case") pending under chapter 11 of the United States Bankruptcy Code, 11 U.S.C. ss.ss.101-1330 (the "Bankruptcy Code"), in the United States Bankruptcy Court for the District of Delaware (the "Court").

Investors
---------

               Cape Ann Investors LLC, Peritus Capital Partners LLC, and Mr. Bernard J. Korman (each an "Investor" and, collectively, the "Investors"). The Investors have each committed the following (such Investor's "Share"):

                Cape Ann Investors LLC                     $  8,100,000
                Peritus Capital Partners LLC                  8,100,000
                Bernard J. Korman                             1,800,000
                                                           ------------
                Total                                       $18,000,000
Term Loan
---------

               The Investors shall provide the Borrowers with a term loan (the "Term Loan") in the amount of $18,000,000. The Term Loan shall be due and payable in full upon any termination of that certain $30,000,000 senior secured superpriority debtor-in-possession credit facility provided by The CIT Group/Business Credit, Inc., as agent (the "Senior Subsequent DIP Agreement" and, together with the Junior Subsequent DIP Agreement, the "Subsequent DIP Agreements").

Closing Date
------------

               The date for the Closing of the Junior Subsequent DIP Agreement (the "Closing Date") will occur promptly upon the entry of the Final Order (as defined below) approving the Subsequent DIP Agreements and related documents but in no event later than (a) 60 days after the commencement of the Cases (the "Petition Date") or (b) two days after the entry of the Final Order.

Term
----

               The Junior Subsequent DIP Agreement will terminate upon the earliest to occur of (a) the second anniversary of the Petition Date,
          (b) the substantial consummation (as defined in the Bankruptcy Code and for which for purposes of the Junior Subsequent DIP Agreement shall be no later than the effective date thereof, the "Effective Date") of a plan of reorganization (the "Plan") that is confirmed pursuant to an order entered by the Court or any other court having jurisdiction in the Cases and (c) the acceleration of the Senior Subsequent DIP Agreement and/or the termination of the Senior Subsequent DIP Agreement in accordance with its terms.

Use of Proceeds
---------------

               Proceeds of the Junior Subsequent DIP Agreement (along with the proceeds from the Senior Subsequent DIP Agreement) will be used for
          (i) repayment in full of outstanding borrowings under that certain $5,000,000 senior secured superpriority debtor-in-possession credit facility provided by Fleet National Bank (the "Interim DIP Agreement") provided to the Borrowers on or about the Petition Date, (ii) a $32,000,000 partial repayment of outstanding obligations owing to the lenders (the "Existing Lenders") under the Borrower's existing revolving credit facility (the "Existing Facility") plus any excess over $3,000,000 under the overdraft component thereof, (iii) working capital requirements of the Borrowers during the term of the Subsequent DIP Agreements and (iv) fees and expenses related to the Subsequent DIP Agreements.

Interest Rate and Fees
----------------------

               Interest will be computed monthly on the Term Loan at a rate equivalent to the Chase Manhattan Bank Rate plus 2.00% per annum or, at the Borrowers' option, LIBOR plus 4.50% per annum.

          "Chase Manhattan Bank Rate" means the rate of interest per annum announced by The Chase Manhattan Bank from time to time as its prime rate in effect at its principal office in the City of New York. Such rate is not intended to be the lowest rate charged by Chase Manhattan Bank to its borrowers.

          A $360,000 loan facility fee earned on the Closing Date.

          Such other fees and expenses as are set forth in the Junior Subsequent DIP Agreement.

          Payment of the loan facility fee, interest due and other fees and expenses shall be deferred until the earlier to occur of (a) the Effective Date and (b) the date on which the principal balance of the Term Loan becomes due pursuant to its terms or an event of default.

Superpriority
-------------

               All direct borrowings shall have the highest available priority under section 364(c) of the Bankruptcy Code with priority over all other costs and expenses of the kind specified in, or ordered pursuant to, any provision of the Bankruptcy Code (the "Superpriority Claim") except for claims pursuant to the Senior Subsequent DIP Agreement and the Retained Claim (as defined in the Letter Agreement) to which such borrowings shall be expressly subordinated pursuant to an agreement among the lender(s) under the Senior Subsequent DIP Agreement, the lender(s) under the Initial DIP Agreement and the Investors (the "Intercreditor Agreement"). Except for the Carve-Out and as provided in the Intercreditor Agreement, no other claim of any other creditor shall be senior, or equal in priority to the Junior Subsequent DIP Agreement. In addition, the Junior Subsequent DIP Agreement shall at all times be senior to the rights of the Borrowers, their respective estates and any successor trustee or estate representative in any bankruptcy case or proceeding of the Borrowers under the Bankruptcy Code.

Collateral
----------

               All direct borrowings shall be secured (a) pursuant to section 364(d) of the Bankruptcy Code by a perfected priority, senior, priming lien on all of the Borrowers' present and future assets, including, without limitation, accounts receivable, instruments, contract rights, chattel paper, general intangibles (including, without limitation, causes of action), inventory, equipment, fixtures, documents of title, trademarks, patents, trade names, real estate (whether owned or leased), claims against and recoveries from any person whatsoever, including, without limitation, avoidance claims under sections 544, 545, 547, 548 and 553 of the Bankruptcy Code, and all proceeds of the foregoing (collectively, the "Collateral") that is subject to a validly perfected security interest or lien in existence as of the Petition Date in favor of the Existing Lenders under the Existing Facility, (b) pursuant to section 364(c)(2) of the Bankruptcy Code by a perfected first priority lien on all of the Collateral that is otherwise not encumbered by a valid and perfected lien as of the date the Petition Date and (c) pursuant to section 364(c)(3) of the Bankruptcy Code by a perfected junior lien on all of the Collateral that (i) is subject to a validly perfected security interest or lien in existence on the Petition Date (other than as described in clause
          (a) above), (ii) is subject to valid liens on the Petition Date that are perfected after the Petition Date as permitted by section 346(b) of the Bankruptcy Code and (iii) is subject to a lien permitted by the Agreement.

               The security interests in and liens on the Collateral with respect to the Junior Subsequent DIP Agreement shall be senior in rank and priority to all other liens on and security interests in the Collateral, subject only to (a) the claims under the Senior Subsequent DIP Agreement, (b) the Retained Claim, (c) any other valid, perfected and enforceable security interests and liens that are expressly permitted by the Junior Subsequent DIP Agreement and (d) the Carve-Out.

               The liens and security interests with respect to the Junior Subsequent DIP Agreement shall at all times be senior to the rights of the Borrowers and any successor trustee or estate representative in the Cases or proceeding under the Bankruptcy Code and any lien or security interest in the Collateral that is avoided or otherwise preserved for the benefit of the Borrowers' estate shall be subordinate to these liens and security interests. No liens or security interests granted in the Collateral with respect to the Junior Subsequent DIP Agreement, and no claim of the Agent or the Investors shall be subject to subordination to any other lien or security interest or claim under section 510 of the Bankruptcy Code or to surcharge under section 506 of the Bankruptcy Code or otherwise.

               The security interests and liens granted in the Collateral with respect to the Junior Subsequent DIP Agreement shall be perfected by operation of law upon execution by the Court of the Final Order.

Carve-Out
---------

               The liens and security interests on the Collateral and the Superpriority Claim granted to the Investors will be subject to (a) following the occurrence and during the continuance of an Event of Default (as defined below), the payment (as the same may be due and payable) of professional fees and disbursements allowed by order of the Court and incurred by the Borrowers and any statutory committee of unsecured creditors appointed in the Cases and any disbursements of any member of such committee in an aggregate amount not to exceed $1,000,000 (in addition to compensation previously awarded, whether or not paid) and (b) the payment of unpaid fees pursuant to 28 U.S.C.
          Section 1930 and any fees payable to the Clerk of the Court (collectively, the "Carve-Out").The Investors agree that so long as no Event of Default or an event that would constitute an Event of Default with the giving of notice or lapse of time or both, shall have occurred and be continuing, the Borrowers shall be permitted to pay compensation and reimbursement of expenses allowed and payable under sections 330 and 331 of the Bankruptcy Code, as the same may be payable, and the amounts so paid shall not reduce the Carve-Out.

Representations, Warranties and Covenants
-----------------------------------------

               The Junior Subsequent DIP Agreement will contain such representations, warranties and covenants as are customary for financing transactions of this type, including, without limitation, the following:

          (a) the Borrowers will deliver to the Investors all pleadings, motions, applications, judicial information, financial information and other documents filed by or on behalf of the Borrowers with the Court or distributed by the Borrowers to the lenders under the Senior Subsequent DIP Agreement and/or any official committee appointed in the Cases;

          (b) as soon as possible, the Borrower will deliver to the Investors, and the Investors must be satisfied with, the Borrowers' re-stated financial statements for the fiscal year ended September 30, 1999;

          (c) as soon as possible, the Borrower will deliver to the Investors, and the Investors must be satisfied with, the "reviewed" financial statements of the Borrowers for the period from October 1, 1999, through January 31, 2000;

          (d) the Borrowers will provide to the Investors, among other things, monthly interim financial statements and fiscal year end statements, commencing with the first fiscal year end subsequent to the Closing Date (such fiscal year end statements to be certified by an independent public accountant mutually acceptable to the Borrowers and the Investors); and

          (e) the Borrowers will provide the Investors with weekly accounts receivable reports and weekly inventory reports, along with such supporting documentation as is requested by the Investors, all as specified in the Junior Subsequent DIP Agreement;

Events of Default
-----------------

               The Junior Subsequent DIP Agreement will contain such events of default ("Events of Default") as are customary for financing transactions of this type, including, without limitation, the following:

          (a) entry of an order converting any Case to a case under chapter 7 of the Bankruptcy Code;

          (b)  entry of an order dismissing or suspending any Case;

          (c) entry of an order confirming a plan of reorganization or liquidation in any Case other than one which provides a plan substantially identical to that contemplated by the Letter Agreement;

          (d)  entry of an order in any Case appointing a trustee under section 1104 of the Bankruptcy Code without consent of the Investors;

          (e) entry of an order granting another Superpriority Claim pari passu with or senior to that granted to the Investors pursuant to the Junior Subsequent DIP Agreement (other than the Senior Subsequent DIP Agreement, the Retained Claim or the Carve Out), in the Final Order;

          (f) the Final Order is reversed, stayed, vacated or rescinded without consent of the Investors;

          (g) the Final Order is amended, supplemented or otherwise modified;

          (h) the Court enters an order in any Case appointing an examiner having enlarged powers relating to the operation of the Borrowers' businesses (powers beyond those set forth under sections 1106(a)(3) and (4) of the Bankruptcy Code) under section 1106(b) of the Bankruptcy Code without consent of the Investors; or

          (i) the Borrowers shall make any payment on account of any material pre-petition indebtedness or payables other than as permitted by the Court, the Junior Subsequent DIP Agreement, the Letter Agreement or the Final Order.

Remedies
--------

               Upon the occurrence and continuance of any Event of Default, the Investors will have such remedies as are customary for financing transactions of this type. Without limiting the foregoing, the Investors may take all or any of the following actions without further order of or application to the Court; provided that with respect to clause (b) below, the Investors shall provide the Borrowers (with a copy to counsel for any statutory committee of unsecured creditors appointed in the Cases and to the United States Trustee for the District of Delaware) with five business days' prior written notice;

          (a) declare the principal of and accrued interest on the outstanding borrowings to be immediately due and payable; or

          (b) take any other action or exercise any other right or remedy permitted under the Agreements or by applicable law.

Conditions of Closing
---------------------

               The several obligation of each Investor to provide such Investor's Share of the Term Loan shall be subject to the following additional conditions:

          (a) the execution and delivery of appropriate legal documentation in form and substance satisfactory to the Borrowers and the Investors;

          (b) the absence of any material adverse change in the financial condition, business, prospects, profitability, assets or operations of the Borrowers, including the resignation of the Chief Executive Officer of the Borrowers;

          (c) all conditions to the Senior Subsequent DIP Agreement shall have been met or waived and the Borrowers shall have borrowed on the Closing Date under the Senior Subsequent DIP Agreement an amount equal to (i) $32,000,000 plus (a) the excess, if any, of the outstanding balance of the Overdraft Facility above $3,000,000 plus (b) the outstanding balance of the Interim DIP Agreement (including any letters of credit issued thereunder) less (ii) $18,000,000 (the amount of the loans under the Junior Subsequent DIP Agreement);

          (d) The execution by the Existing Lenders of all documentation necessary to effect the transactions contemplated by the Letter Agreement which shall be reasonably satisfactory to the Investors;

          (e)  the concurrent funding by the other Investors of their Shares;

          (f)  the repayment in full and termination of the Interim DIP
               Agreement;

          (g) not later than 60 days following the commencement of the Cases, entry of an order of the Court in form and substance satisfactory to the Investors (the "Final Order") on an application or motion by the Borrowers that is satisfactory in form and substance to the Investors, which Final Order shall have been entered on such notice to such parties as may be satisfactory to the Investors, approving the transactions contemplated herein and granting the Superpriority Claim and liens and security interests referred to above, which Final Order, among other things, shall (i) authorize extensions of credit in amounts satisfactory to the Investors,
               (ii) treat any adequate protection claims with respect to the Existing Facility in a manner satisfactory to the Investors (which shall be so deemed if consistent with the Letter Agreement) and (iii) not have been reversed, modified, amended or stayed; and

          (h) the Final Order shall find and conclude that the Junior Subsequent DIP Agreement was negotiated in good faith and that the Investors are entitled to the protections of section 364(e) of the Bankruptcy Code.

Covenant of the Investors
-------------------------

               On a weekly basis, each Investor hereby agrees to provide notice to the Company (with a copy to the Existing Lenders, through Fleet Bank, as agent therefor) that if all conditions to closing were met as of the date thereof, such Investor would be in a position to fund its entire Share hereunder.

Miscellaneous
-------------

               If any of the instruments evidencing or agreements governing or order authorizing the Junior Subsequent DIP Agreement are modified, stayed or vacated by subsequent order, such modification, stay or vacating will not affect the validity of and indebtedness owed to the Agent or the Lenders or the priority authorized by such order.

Governing Law
-------------

               Illinois, except as governed by the Bankruptcy Code.

Out-of-Pocket-Expenses
----------------------

               The Borrowers shall reimburse the Investors (whether or not this transaction is consummated) for out-of-pocket costs and expenses (including fees and expenses of outside legal counsel) incurred in connection with the Junior Subsequent DIP Agreement, including, but not limited to, those incurred by the Investors in connection with the preparation, execution and closing of this financing transaction and the perfection of liens and security interests.